                                   UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)

   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS

       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 000-51742

                          BELUGA COMPOSITES CORPORATION

           Delaware                                               83-0426183

(STATE OR OTHER JURISDICTION OF                               I.R.S. EMPLOYER

 INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER

         1 Provost Street, Suite 110, Montreal, Quebec                        H8S 4H2

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

(514) 634-6565 (Registrant's telephone number, including area code)

             Title of each class of securities covered by this form:

                    Common Stock, $0.001 par value per share

   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:

                                       N/A

Please place an X in the box(es) to designate the appropriate rule provision(s)

         relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)    [X]      Rule 12h-3(b)(1)(i)   [ ]

             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(1)(ii)  [ ]

             Rule 12g-4(a)(2)(i)    [ ]      Rule 12h-3(b)(2)(i)   [ ]

             Rule 12g-4(a)(1)(ii)   [ ]      Rule 12h-3(b)(2)(ii)  [ ]

                                             Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 29

Pursuant to the  requirements  of the  Securities  and Exchange Act of 1934, the

registrant  has caused this  certification/notice  to be signed on its behalf by the undersigned duly authorized person.

Date: March 16    2006

BELUGA COMPOSITES CORPORATION /s/ Dean Panofsky
President & Chief Executive Officer, Director